Exhibit 3.2

Amended Section 2.7 (new language is in bold)

          Quorum:  A majority of the whole Board of Directors shall constitute a quorum for the transaction of business, but in the absence of a quorum a majority of those present (or if only one be present, then that one) may adjourn the meeting, without notice other than announcement at the meeting, until such time as a quorum is present.  Notwithstanding the foregoing, in the event that there is an even number of directors constituting the entire Board of Directors (excluding vacancies), then one-half of the whole Board of Directors, shall constitute a quorum for the transaction of business; provided however, that the Chairman of the Board/Chief Executive Officer must be present.  Except as otherwise required by the Certificate of Incorporation or the By-Laws, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  Except as required by the Certificate of Incorporation, in the event of a tie vote (including the vote of the Chairman of the Board/Chief Executive Officer) the Chairman of the Board/Chief Executive Officer shall then have the authority to cast the tie breaking vote.